EXHIBIT 10.6

                     EXCLUSIVE SOFTWARE LICENSE AGREEMENT

      THIS AGREEMENT is between the UNIVERSITY OF SOUTHERN CALIFORNIA, (hereinafter University) a California nonprofit corporation with its principal place of business at University Park, Los Angeles, California 90089, and GK INTELLIGENT SYSTEMS, INC., a corporation organized under the laws of Delaware, with its principal place of business at 2345 Bering Drive, Suite 123, Houston, Texas, 77057 (hereinafter Licensee).

WHEREAS, University is the owner of certain computer programs and supporting documentation arising from research funded in part by the U.S. Government; and

WHEREAS, Licensee has represented to University that it believes that it has the necessary product development capabilities, manufacturing know-how and marketing resources to introduce products based upon such intellectual property rights through its own channels of distribution, and Licensee believes that products based on University intellectual property and the aforesaid product development efforts will prove to be technically and commercially feasible;

WHEREAS, Licensee desires to license the intellectual property and supporting documentation.

NOW, THEREFORE, in view of the above premises and in consideration of the terms and conditions set forth below, University and Licensee agree as follows:


I     DEFINITIONS

      1.1 "Author" shall collectively mean Dr. Wei-Min Shen.

      1.2 "Object Code" means machine-readable, executable code of a computer program.

      1.3 "Derivative Work" means a work which is based upon one or more pre-existing copyrightable or copyrighted material, such as a revision, modification, translation, abridgement, condensation, expansion, collection, compilation, or any other in which such pre-existing works may be recast, transformed, or adapted such that, in the absence of this Agreement, the preparation, copying, use, distribution, and/or display thereof would constitute an infringement of the pro-existing material.

      1.4 "Distributor" means any party who Licensee sublicenses the rights granted in Paragraphs 2.1.1, 2.1.2, and 2.1.3 herein.

      1.5 "Effective Date" means the date as of which this Agreement is duly executed by both parties.

      1.6 "End User" means the party licensed to use the Licensed Program and/or Licensee Derivative Works under an End User License Agreement with Licensee.

      1.7 "End User License Agreement" means an end use license agreement between an End User and Licensee.

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      1.8 "Licensed Program" means a computer program which embodies "DATA
CRYSTAL" which is software designed for data mining and discovering relational patterns from databases as defined in USC File No.367 and the USC Record of Software therein contained but excludes any changes, modifications, additions or enhancements thereto which may be made by University from time to time during the term hereof.

      1.9 "Licensee Derivative Work" means a Derivative Work made by Licensee.

      1.10 "Net Revenues" means the gross billing revenues on the entire package received by Licensee for leasing, licensing or otherwise providing Licensed Programs or User Documentation to End Users, less the amounts actually paid by Licensee for:

            1.10.1 any direct or indirect credits and allowances and adjustments granted to End Users on account of the rejection or return of Licensed Program previously leased or licensed;

            1.10.2 packing and transportation packing material costs (not including product containers or product packing containers as manufactured by Licensee);

            1.10.3 customs and duties levied on the Licensed Programs; and

            1.10.4 sales, transfer and other excise taxes or other governmental charges levied on or measured by sales of Licensed Programs, but no franchise or income tax of any kind whatsoever.

      1.11 "Principal Investigator" shall mean Dr. Wel-Min Shen.

      1.12 "Source Code" means code of a computer program that is not executable, by a computer system directly but must be converted into machine language by compilers, assemblers, and/or interpreters, as well as documentation, release notes, or other specifications which describe the content, organization, and structure of the Source Code included therein to the extent that such documentation is available.

      1.13 "University Derivative Work" means a Derivative Work made by University.

      1.14 "User Documentation" means any human-readable program listings, flow charts, logic diagrams, Input and output forms, manuals, specifications, instructions, and other materials, and any copies of any of the foregoing, in any medium, related to the Licensed Programs and delivered to the Licensee under this license.

2  LICENSE GRANT

      2.1 Subject to the terms and conditions, as set forth in this Agreement University hereby grants to Licensee a nontransferable, exclusive, worldwide license to:

            2.1.1 use, modify and copy the Licensed Program in Source Code form and the User Documentation solely to develop or have developed Licensee Derivative Works;

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            2.1.2 compile the Source Code of the Licensed Program and Licensee
                  Derivative Works into Object Code;

            2.1.3 use, copy, license, market and distribute the User
                  Documentation, Licensed Program, and Licensee Derivative Works in Object Code form only to End Users; and

            2.l.4 sublicense the rights granted in Paragraphs 2.1.l, 2.1.2 and
                  2.1.3 herein to Distributor subject to the conditions and obligations of Paragraphs 2.3, 2.4 and Paragraph 10.

      2.2 Prior to Licensee furnishing the Licensed Program, or any Licensee Derivative Work to an End User, Licensee shall obtain a signed agreement from the End User, the terms and conditions of which shall be consistent with the relevant term's and conditions of this Agreement. Upon termination of this Agreement under Paragraph 5, the rights and licenses granted to Licensee shall immediately terminate except that Licensee may continue to use the Licensed Program solely in connection with maintenance and support of the Licensee Derivative Works licensed to existing End Users, but only for so long as Licensee is contractually bound to provide such support and maintenance. Licenses previously granted to End Users shall terminate in accordance with the terms and conditions of the written agreement with the End Users.

      2.3 Prior to Licensee furnishing the Licensed Program, or any Licensee Derivative Work to a Distributor, Licensee shall obtain a signed agreement from the Distributor, the terms and conditions of which shall be consistent with the relevant terms and conditions of this Agreement Upon termination of this Agreement under Paragraph 5, the rights and licenses granted to Licensee and Distributor shall immediately terminate except that Licensee and Distributor may continue to use the Licensed Program solely in connection with maintenance and support of the Licensee Derivative Works licensed to existing End Users, but only for so long as Licensee and Distributor are contractually bound to provide such support and maintenance. Licenses previously granted to End Users shall terminate in accordance with the terms and conditions of the written agreement with the End Users.

      2.4 The rights granted in Paragraph 2.1 4 shall not allow the Licensee to grant the same right to its Distributors.

      2.5 The License grunted in Paragraph 2.1 shall not include University Derivative Works unless University, at it sole option, agrees in writing to a license to such University Derivative Works.

      2.6 The parties expressly acknowledge that, notwithstanding the rights granted to Licensee herein, University retains the right to furnish copies to the U.S. Government of that version of the Licensed Program which was developed pursuant to a U.S. Government grant. The U.S. Government has certain rights in the software, technical data and other intellectual property developed by the University under contract with the U.S. Government, including but not limited to the rights defined in 48 CFR Part 52 and 48 CFR Part 227, and the license granted to Licensee hereunder is subject to such rights of the U.S. Government. University reserves the right to use, distribute, promote, advertise and/or license for educational and research purposes the Licensed Programs, User Documentation and University Derivative Work.

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      2.7 Licensee shall reproduce any copyright notice, trademark notice or other proprietary legend which appears on or in the Licensed Programs. University Derivative Works and User Documentation on or in all copies or duplications made by Licensee. In addition, Licensee agrees to use on or in the Licensed Programs, University Derivative Works and User Documentation any copyright notice, trademark notice of other proprietary legend that the University may designate from time to time. Except foregoing specified use of trademark notices, Licensee is not authorized to, and shall not, use any trademark, service mark, trade name, symbol or logo of the University or the Principal Investigator (collectively, "Trademarks"), including without limitation the "DATA CRYSTAL" mark. Should Licensee desire to obtain the right to use any of the Trademarks, Licensee may apply for a separate trademark license through the University's Trademarks and Licensing Services.

3     LICENSE FEE AND ROYALTIES

      3.1 For the rights and privileges granted under this Agreement and subject to the terms and conditions of this Agreement, Licensee will pay to University an initial nonrefundable license fee of Twenty-five Thousand Dollars ($ 25,000) within ten (10) days of the Effective Date.

      3.2 Earned Royalties: Licensee agrees to pay to University Earned royalties of Five percent (5%) of Net Revenues of the sale of Smart Access when the Licensed Programs are used as part of the Smart Access System. The Earned Royalty Rate for stand-alone use of the Licensed Programs stall be a forty percent (40%) of Net Revenues from the sale of the Licensed Programs. The agreed-upon royalty rates which correspond to Smart Access with the Licensed Programs and the Licensed Programs stand-alone shall also apply to any applicable Net Revenues earned from any corresponding use or sales or rendering services which use the Smart Access with Licensed Programs or stand-alone the Licensed Programs software. Earned Royalties shall not be collected on consulting services for maintenance or configuration of the system. Earned Royalties will be due and payable within thirty (30) days after the end of each calendar quarter (March 31, June 30, September 30 and December 31).

      3.3 Annual Minimum Royalties: Annual Minimum Royalties shall be Twenty-five Thousand Dollars ($25 ,OOO) per year calendar year until this Agreement is terminated. Annual Minimum Royalties shall be due within thirty
(30) days of each December 31st following the Effective Date for the duration of the Agreement. The Annual Minimum Royalty for the first and last year of this Agreement shall be prorated based on the number of days the Agreement is effective for the given year. In the event that Earned Royalties in any Contract Year shall be less than the Annual Minimum Royalties, Licensee shall pay the difference between Earned Royalties and Annual Minimum Royalties with the payment for the fourth quarter of the Contract Year. The Maximum Annual Royalty shall be Two Hundred Thousand Dollars ($200,000) per calendar year until this Agreement is terminated.

      3.4 With each quarterly payment, Licensee shall deliver to University a full and accurate written accounting statement to include at least the following information:

            3.4.1 Total number of Licensed Programs leased or licensed (by country);

            3.4.2 Net Revenues received during the quarter, together with complete detail necessary to compute such Net Revenues; and

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            3.4.3 Royalty due to University.

      3.5 The Licensee Fee, Earned Royalties and Annual Minimum Royalties as stated in United States dollars and shall be paid in United States dollars in Los Angeles, California, or at such other place as University may reasonably designate; provided, however, that if the laws and regulations controlling in any foreign country prevent a royalty payment to be made in Los Angeles, California, or at University's designated place or prevent a royalty payment in United States dollars, University agrees to accept such royalty in the form and place as permitted, including deposits by Licensee in the applicable foreign currency in a local bank or banks designated by University.

      3.6 The Earned Royalty and Annual Minimum Royalty payments due under this Agreement shall, if overdue, shall be subject to a late payment charge equal to one and a half percent (1.5%) above the prime rate in effect at Bank of America on the due date, or the maximum permitted by law, whichever is less . The payments of such late payment charges shall not preclude University from exercising any other rights it may have as a consequence of the lateness of any royalty payment.

      3.7 Licensee shall keep complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to University under this Agreement. Said books and records shall be kept at Licensee's principal place of business for at least four (4) years following the end of the calendar year to which they pertain and shall be open at all reasonable times for inspection by a representative of University for the purpose of verifying Licensee's royalties statement or Licensee's compliance in other respects with this Agreement. The representative may disclose to University the aggregate amount of royalties due to University during each year, as determined in such audit. Should an audit by University show an underpayment of royalties by more than ten percent (10%), Licensee shall immediately pay such underpayment and all interest, as well as for University's reasonable audit expenses and any late payment charges.

4     DELIVERY AND INSTALLATION

      4.1 The Principal Investigator shall deliver one (1) copy of the Licensed Program in both Source and Object Code forms and User Documentation to Licensee within two (2) days after receipt of license fee set forth in Paragraph 3.1 above.

      4.2 Licensee shall be solely responsible for installation of the Licensed Program and/or Licensee Derivatives Works on its equipment.

5     TERM AND TERMINATION

      5.1 The term of this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with the provisions of this Paragraph.

      5.2 Upon any breach or default by Licensee, University shall have the right to terminate this Agreement and the rights and license granted hereunder by sixty (60) days notice by certified mail to Licensee. Such termination shall become effective unless Licensee has cured any such breach or default prior to the expiration of the sixty (60) day period.

      5.3 Licensee may terminate this Agreement upon ninety (90) days written notice by certified mail to University.

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      5.4   No fees shall be returnable upon the termination of this Agreement.

      5.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party of any obligation which matured prior to the date of such termination. Licensee may, after the date of such termination, perform under customer warranties with respect to any Licensed Products leased, licensed, or otherwise disposed of under the terms of this Agreement, but may not solicit, sell, lease or license Licensed Products to any new End Users or Distributors. Annual Minimum Royalties due upon termination shall be pro rated for the amount of the Contract Year that has passed prior to termination.

      5.6   Surviving any termination are:

            5.6.1 Any cause of action or claim of Licensee or University, accrued or to accrue because of any breach or default by the other party.

            5.6.2 The provisions of Paragraphs 3.2, 3.3, 3.7, 5.8, 6, 7 ,8, 9 and 11.

      5.7 If Licensee shall become bankrupt or admits in writing its inability to pay debts as they mature or files a petition in bankruptcy, or if the business of Licensee shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of Licensee or otherwise, or if Licensee fails to secure or maintain the Insurance required in Paragraph 9 herein, University may, at its election, terminate this Agreement immediately upon written notice to Licensee.

      5.8   Upon termination Licensee shall:

            5.8.1 delete the Licensed Programs from all other software into which it had been merged;

            5.8.2 immediately deliver to University or destroy all copies of the licensed programs and support materials; provided that, upon licensor's written consent, licensee way retain one copy of the Licensed Programs and User Documentation for archive purposes only;

            5.8.3 erase all Licensed Programs from any storage media before discarding the storage media;

            5.8.4 within one (1) month after the termination of the license, certify in writing to University that, to the best of the Licensee's knowledge, all copies of the Licensed Programs and User Documentation have been returned or destroyed; and

            5.8.5 Forever cease from any use or distribution of the Licensed
                  Programs, User Documentation, Licensee Derivative Works and University Derivative Works.

      5.9 Licensee acknowledges and agrees that any violation of this Agreement by Licensee would result in irreparable harm to the University. Accordingly, Licensee consents and


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agrees that, if Licensee violates any of the provisions of this Agreement, the
University shall be entitled, in addition to other remedies available to it, to an injunction to be issued by any court of competent jurisdiction restraining Licensee from committing or continuing any violation of this Agreement, without the need for posting any bond or any other undertaking.

6     CONFIDENTIALITY

      6.1 All confidential scientific and technical information communicated by University to Licensee under this Agreement and identified as "Confidential" at the time of disclosure to Licensee or within a reasonable period of time thereafter, including information contained in patent applications, shall be kept confidential by Licensee. Licensee will exercise reasonable care, including but not limited to the restricted activities identified in Paragraph 6.2, to not disclose any confidential information to any third party. Source Code for the Licensed Product shall be considered confidential. Notwithstanding the foregoing, Licensee shall be relieved of the confidentiality obligations herein and not be prevented by this Agreement from utilizing any information received by it from University if:

            6.1.1 the information was previously known to Licensee as evidenced by written records;

            6.1.2 the information is or becomes generally available to the public through no fault of Licensee, Distributors or End Users including publication and/or laying open to inspection of any patent applications or patent that University may file corresponding to such United States patent applications;

            6.13 the information is disclosed in response to an order or demand of any court or governmental body having jurisdiction thereover; provided that Licensee provide University with prompt written notice of any demand or order of disclosure.

      6.2 Licensee shall take all reasonable steps to maintain the confidentiality of the confidential information. The Licensee shall not, without University's prior written consent disclose, provide, or make available any of the confidential information in any form to any person, except to employees or consultants of licensee whose access is necessary to enable the Licensee to exercise Its rights under this license. The Licensee shall require any employee or consultant having such access to agree to maintain the confidentiality of the confidential information.

7     WARRANTIES

      7.1 University warrants that the Licensed Programs and User Documentation are original works of authorship.

      7.2 THE LICENSED PROGRAM IS FURNISHED TO LICENSEE AS-IS. UNIVERSITY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED. BY WAY OF EXAMPLE, BUT NOT LIMITATION, UNIVERSITY MAKES NO REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED PROGRAM, OR

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COMPONENTS THEREOF, OR USER DOCUMENTATION WILL NOT INFRINGE ANY PATENTS,
COPYRIGHTS, TRADEMARKS OR OTHER RIGHTS. UNIVERSITY SHALL NOT BE HELD LIABLE FOR ANY LIABILITY NOR FOR ANY DIRECT, INDIRECT OR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY CLAIM BY LICENSEE OR ANY THIRD PARTY ON ACCOUNT OF OR ARISING FROM THIS AGREEMENT OR USE OF THE LICENSED PROGRAM OR USER DOCUMENTATION. USC'S AGGREGATE LIABILITY UNDER THIS AGREEMENT TO LICENSEE SHALL NOT EXCEED THE LICENSE FEE AND ROYALTY PAID HEREUNDER BY LICENSEE.

      7.3   Nothing in this Agreement shall be construed as;

            7.3.1 a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights and trademarks of third parties;

            7.3.2 conferring rights to either party to use in advertising publicity or otherwise, the name of the other party or of its employees, subsidiaries or sublicensees except in accordance with the terms of this Agreement.

8     INDEMNIFICATION

      8.1 Licensee shall defend, indemnity and bold harmless University and its trustees, officers, professional staff, employees and agents and their respective successors, heirs and assigns (the "Indemnitees"), against all liability, demand, damage, loss, cost or expense incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments, including without limitation those arising out of any theory of product liability (including but not limited to, actions in the form of tort, warrantee, or strict liability) for death, personal injury, illness, or property damage, arising from Licensee's manufacture, design, advertisement, promotion, use, sale or other disposition of the Licensed Programs, Licensee Derivative Works, University Derivative Works and/or Documentation.

      8.2 Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to University to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

9     INSURANCE

      9.1 Upon the execution of this Agreement, Licensee shall at its sole cost and expense, procure and maintain in effect a comprehensive general liability policy of insurance in single limit coverage of not less than One Million Dollars ($1,000,000) per incident and One Million Dollars ($1,000,000) annual aggregate for death, bodily injury or illness and Two Hundred Thousand Dollars ($200,000) annual aggregate in property damage. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee's indemnification. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retention which are in excess of $50,000 annual aggregate) such self-insurance program must be acceptable to University. Each such policy of insurance shall name University as an additional insured and shall provide for not less than thirty (30) days prior written notice to University before any cancellation or material change in coverage shall be effective. A

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Certificate evidencing the comprehensive general liability policy herein defined shall be delivered to University within ten (10) days of the Effective Date of this agreement. Licensee shall maintain such comprehensive general liability insurance for fifteen (15) years after the term of this Agreement.

      9.2 Alternatively, Licensee and University may obtain an independent opinion from legal counsel mutually agreeable to the parties in each country in which Licensee intends to market, advertise, license, manufacture and/or distribute Licensee Derivative Works, University Derivative Works, Licensed Programs and User Documentation, such opinion to assist in determining the amount of general and products liability insurance required to be carried by Licensee in such country. Where independent legal counsel determines that little or no liability risk to University exists under the present and reasonably anticipated future legal trends in that country, Licensee will be required to maintain liability insurance on University's behalf which is determined by University to be reasonably adequate to pay litigation defense costs. Where independent legal counsel determines that the risk of liability on the part of University is more than minimal in that country, University and Licensee will evaluate such risk and negotiate in good faith to determine the amounts of liability insurance necessary to reasonably insure University's interests. If University and Licensee cannot agree on the amounts and types of insurance reasonably necessary to protect University's interest in a particular country, Licensee will not manufacture, or market, advertise, license or distribute the Licensee Derivative Works, University Derivative Works, Licensed Programs or User Documentation in that country.

      9.3 The minimum amounts of insurance coverage required under this Paragraph (subparts 9.1 and/or 9.2) shall not be construed to create a limit of Licensee's liability with respect to its indemnification in Paragraph 8 of this Agreement.

10    ADDITIONAL CONDITIONS ON GRANTING RIGHTS TO DISTRIBUTORS

      10.1 Licensee shall include in the terms of any agreement granting rights to a Distributor a provision obligating the Distributor to defend, indemnity and hold harmless University and its trustees, officers, professional staff, employees and agents and their respective successors, heirs and assigns (the "Indemnitees"), against all liability, demand, damage, loss, or expense incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments, including without limitation those arising out of any theory of product liability (including but not limited to, actions in the form of tort, warrantee, or strict liability) for death, personal injury. illness, or property damage, arising from Distributor's manufacture, design, advertisement, promotion, license, use, sale, or other disposition of the Licensed Programs, Licensee Derivative Works, University Derivative Works, and/or User Documentation.

      10.2 Licensee shall include in the terms of any agreement granting rights to a Distributor a provision obligating the Distributor to procure and maintain in effect, at Its sole cost and expense, a comprehensive general liability policy of insurance in single limit coverage of not less than One Million Dollars ($1,000,OOO) per incident and One Million Dollars ($1,000,000) annual aggregate for death, bodily injury or illness and Two Hundred Thousand Dollars ($200,000) annual aggregate in property damage. Such comprehensive general liability insurance shall provide (I) product liability coverage and (II) broad form contractual liability coverage for Distributor's indemnification. If Distributor elects to self-insure all or part of the limits described above (including deductibles or retention which are in excess of $50,000 annual aggregate) such self-insurance program must be acceptable to university. Each such policy of Insurance shall name University as an additional insured and shall provide for not less than thirty (30) days prior written notice to University before

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any cancellation or material change in coverage shall be effective. A
Certificate evidencing the comprehensive general liability policy herein defined shall be delivered to University within ten (10) days of the effective date of the agreement between Licensee and Distributor. Distributor shall maintain such comprehensive general liability insurance for fifteen (15) years after the term of this Agreement.

11    MISCELLANEOUS

      11.1 RELATIONSHIP OF THE PARTIES. In rendering performances under this Agreement, Licensee will function solely as an independent contractor and not as agent, partner, employee or joint venturer, with University. Nothing in this Agreement shall be deemed or construed to create the relationship of principal and agent, or of partnership or joint venture, and neither party shall hold itself out as an agent, legal representative, partner, subsidiary, joint venturer, servant or employee of the other. Neither party nor any officer, employee, agent of representative thereof shall, in any event, have any right, collectively or individually, to bind the other party, to make any representations or warranties, to accept service of process, to receive notice or to perform any act or thing on behalf of the other party, except as expressly authorized under this Agreement or in writing by such other party in its sole discretion.

      11.2 HEADINGS. The headings used herein are intended solely for ease of reference, and are not intended to describes construe or interpret this Agreement.

      11.3 NON WAIVER. A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of said breach or a waiver of any other breaches of the same or other provisions of this Agreement.

      11.4 EXPORT. It is understood and agreed that University is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (such laws include the Arms Export Control Act, as amended and the Export Administration
Act), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities by the Licensee may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. University neither represents that a license shall not be required nor that, if required, it shall be issued. Licensee shall not engage in any activity in connection with this Agreement that is in violation of any applicable U.S. law.

      11.5 ASSIGNMENT. Licensee may not assign or transfer this Agreement in whole or part to any third party without the prior written permission of University, which permission shall not be unreasonably withheld. Notwithstanding the foregoing, Licensee may only assign the entire Agreement to successors of the entire business of the Licensee if the successor agrees in writing to be bound by this Agreement and prior written notice is provided to University.

      11.6 ATTORNEY FEES. If any action in law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing party is entitled to all costs, expenses and reasonable attorney's fees, costs, and expenses, in addition to any other relief to which the prevailing party may be entitled.

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      11.7 NOTICE. Any payment, notice or other communication pursuant to this
Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, at the respective addresses given below. The parties shall promptly notify each other in writing of any changes in address.

               In the case of University:

                    Director
                    Office of Patent and Copyright Administration
                    University of Southern California
                    3716 S. Hope Street
                    Los Angeles, CA 90007-4344

            In the case of Licensee:

                    President
                    OK Intelligent Systems, Inc,
                    2345 Bering Drive, Suite 123
                    Houston, TX 77057

      11.8 PUBLICATIONS. Nothing in this Agreement shall limit or prevent University or Principal Investigator from publishing any information about the Licensed Program or User Documentation.

      11.9 SEVERABILITY. If any provision of this Agreement is determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity of enforceability of the remaining provisions hereof.

      11.10 USE OF NAMES. Neither party shall use the name, trade name, trademark or other designation of the other party in connection with any products. promotion or advertising without the prior written permission of the other party.

      11.11 GOVERNING LAW. This Agreement shall be deemed to be executed and to be performed in the State of California, and shall be construed in accordance with the laws of the State of California as to all matters, including but not limited to matters of validity, construction, effect and performance.

      11.12 VENUE. In the event of any controversy, claim or dispute between the parties arising out of or relating to this Agreement, such controversy, claim or dispute may be tried solely in the courts of the State of California for the County of Los Angeles or in the United States Federal District Court for the Central District of California, as either party may elect, and both parties hereto irrevocably consent to the exclusive jurisdiction and venue of such courts. Both parties irrevocably waive any objection to such jurisdiction and irrevocably waive the right to seek dismissal or transfer on the grounds lack of in personam jurisdiction, improper venue, forum non conveniens or similar grounds. Both parties acknowledge and agree that, in addition to any other manner permitted by law, service of process of any such court may be by certified mail to the parties' respective addresses set forth in Section 11.7 hereof. Both parties irrevocably waive any objection to such service of process and irrevocably waive the right to seek dismissal on the grounds improper or lack of service or similar grounds.

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
      11.13 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. No amendment of this Agreement shall be binding on the parties unless mutually agreed to and executed in writing by each of the parties.

UNIVERSITY OF SOUTHERN CALIFORNIA         GK INTELLIGENT SYSTEMS, INC.

/s/ DENNIS F. DOUGHERTY                         GARY F. KIMMONS
(Signature)                                     (Signature)

Dennis F. Dougherty                             Gary F. Kimmons
(Print or Type Name)                           (Print or Type Name)

Sr. Vice President, Administration              President & CEO
(Official Title)                               (Official Title)

5/8/97                                          4/29/97
(Date)                                          (Date)

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